Exhibit 10.3

Summary Translation of Loan Agreement

Debtor: Top Favour Limited

Creditor: Capital Paradise Limited

Entry date: 1/26/2015

Loan period: 1/28/2015-1/27/2016

Loan amount: $2,408,000

Interest rate: 7% (higher than the bank loan year interest rate standard of People’s Bank of China in the same period)

Repay method: Debtor can repay the principal in RMB or US Dollar. In case Creditor needs to withdraw capital under urgent circumstances, Creditor should notify Debtor 7 days in advance.

Both parties agree on turning to arbitration in case of any disputes raised under the Agreement.

If any of the parties requests a modification or termination of the agreement, that party should give the other party written notification and the two parties shall reach written agreement.

The modification of the agreement reached by both of the parties will have same legal effect as the original agreement.